PRESS RELEASE

China BAK Reports Third Quarter Fiscal Year 2009 Financial Results

Shenzhen, China – July 23, 2009 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the third quarter of fiscal year 2009 (“Q309”).

Recent Achievements and Highlights

•
Our Tianjin facility shipped samples of lithium-phosphate cells for use in low speed electric vehicles to Qingyuan Motors (China); discussions with major US- and EU-based auto manufacturers were also started;

•	We started to ship cylindrical cells to the international tier-1 OEM notebook manufacturer, after passing product certification in Q209;
•
Revenue grew from Q209 in the difficult business environment as the demand for our cylindrical battery cells continues to grow; polymer cells started to be used in notebook computers and prismatic cells exported to India increased;

•	Gross Margin recovered from Q209 as cost reduction efforts and material cost decline took hold.

Update on Business Development

We have sent battery cell samples made in our Tianjin facility for light electric vehicles to customers and have delivered battery cell samples to manufacturing partners at the National 863 program. These recent developments at Tianjin will set the stage for our future growth in the new energy industry.

We’ve also started to ship cylindrical cells to the international tier-1 OEM notebook manufacturer, after passing product certification in Q209. Such shipments, while initially small, will help our penetration in the Notebook OEM market when the economic recovery starts in North America.

Third Quarter FY09 Financial Results

Our net revenues for the third quarter of FY09 were $44.7 million, up 9.5 % from $40.8 million last quarter, and down 34.7% from $68.5 million in the same quarter of last year. The increase in net revenues over the net revenues generated in the last quarter was the result of improving business environment in China, and new revenue sources such as polymer cells being used in notebook computers and prismatic cells exported to India. The substantial decrease in net revenues over the net revenues generated in the same period of last year was generally due to the global financial crisis and recession, which weakened demand for many of the products that our customers sell.

Revenues from cylindrical cells, which are used in notebook computers and other applications, were $12.7 million in the third quarter of FY09, up 37.6 % from $9.2 million last quarter and down 6.9 % from $13.6 million as compared to the same quarter of last year.

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Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players, Bluetooth devices, and now notebook computers, were $3.3 million in the third quarter of FY09, up 70.0% from $2.0 million last quarter, and up 32.6% from $2.5 million in the same quarter of last year.

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $28.6 million, down 3.5% from $29.6 million last quarter and down 45.4% from $52.3 million in the same quarter of last year. Revenues from aluminum-case cells were $22.5 million, down 3.5% from $23.3 million last quarter and down 33.4% from $33.8 million in the same quarter of last year. Revenues from battery packs were $5.7 million, up 18.8% from $4.8 million last quarter and down33.0% from $8.5 million in the same quarter of last year. Revenues from steel-case cells were minimal as we ended production six months ago.

Gross profit for the third quarter of FY09 was $5.0 million, up 67.1% from $3.0 million last quarter and down 40.5% from $8.4 million in the same quarter of last year. Gross margin was 11.3%, compared to 7.4% last quarter and 12.3% in the same quarter of last year. The increase in gross margin from last quarter was the result of lower average manufacturing costs and lower average material costs. The decrease in gross margin from the same period of last year was the result of lower average selling prices and higher average manufacturing costs, offset significantly by lower average material costs.

Operating expenses totaled $8.6 million or 19.3% of revenues in the third quarter of FY09, as compared to $6.4 million or 15.7% of revenues last quarter and $ 8.4 million or 12.3% of revenues in the same quarter of last year. Research and development expenses were $1.5 million or 3.3% of revenues, as compared to $1.1 million or 2.8% of revenues last quarter and $1.9 million or 2.7% of revenues in the same quarter of last year. Sales and marketing expenses were $1.6 million or 3.5% of revenues, as compared to $1.2 million, or 2.8% of revenues last quarter and $1.5 million or 2.2% of revenues in the same quarter of last year. General and administrative expenses were $5.5 million or 12.4% of revenues, as compared to $4.1 million or 10.1% of revenues last quarter and $5.1 million or 7.4% of revenues in the same quarter of last year.

Operating loss for the third quarter of FY09 was $3.6 million, as compared to operating loss of $3.4 million last quarter and operating loss of $36,000 in the same quarter of last year.

Net loss was $5.2 million in the third quarter of FY09, as compared to net loss of $5.7 million last quarter and net loss of $2.3 million in the same quarter of last year. Diluted earnings per share were negative $0.09 compared with negative $0.10 per diluted share last quarter and negative $0.04 per diluted share in the same quarter of last year.

For the third quarter of FY09, Days Sales Outstanding decreased to 145 days from 171 days last quarter, and Days Sales of Inventory decreased to 136 days from 148 days last quarter.

Financial Condition

On June 30, 2009, China BAK had $29.6 million in cash and cash equivalents and negative $41.8 million in working capital, reflecting a current ratio of 0.83:1. Short-term bank loans and long-term bank loans totaled $191.4 million as compared to $172.7 million on March 31, 2009. Shareholders’ equity totaled $156.3 million. China BAK had $69.4 million available for borrowing under its credit facilities.

Cost and Expense Reduction on Track

In the third quarter of FY09, China BAK continued to implement its aggressive cost management program announced earlier this year.

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Business Outlook

“We are glad to see our Tianjin Facility has delivered samples to automakers for testing; it’s a milestone of our development of new energy power cells; and we foresee a bright future for this business. In the traditional business segments, we will continue implementing aggressive measures to reduce cost and expenses,” commented Mr. Xiangqian Li, Chairman and CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 am ET on Thursday, July 23, 2009 to discuss results for the third quarter of FY09 ended June 30, 2009. Xiangqian Li, China BAK's Chairman and Chief Executive Officer, and Tony Shen, Chief Financial Officer will host the call and answer questions. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. The pass code for the call is 663-295-01. If you are unable to participate in the call at this time, a replay will be available from 10:00 am ET on Thursday, July 23, 2009 through Friday, August 7, at 10:00 am EDT. To access the replay, please dial 888-286-8010. International callers should dial 617-801-6888. The pass code for the replay is 381-71-680. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for one year.

About China BAK Battery, Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s 3.0-million-square-foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2008, as well as China BAK's Quarterly Reports on Form 10-Q for FY09, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months Ended June 30, 2009, March 31, 2009 and June 30, 2008
(Amounts in thousands, except per share data)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$44,689	$40,815	$68,486
Cost of revenues	(39,641)	(37,793)	(60,082)
Gross profit	5,048	3,022	8,404

Operating expenses:
Research and development costs	(1,472)	(1,125)	(1,855)
Sales and marketing expenses	(1,581)	(1,154)	(1,484)
General and administrative expenses	(5,551)	(4,116)	(5,101)
Total operating expenses	(8,604)	(6,395)	(8,440)

Operating loss	(3,556)	(3,373)	(36)

Finance costs, net	(1,897)	(2,364)	(2,735)
Government grant income	222	68	339
Other income / (expense)	(353)	158	113
Loss before income taxes	(5,584)	(5,511)	(2,319)

Income tax benefit / (expense)	413	(211)	31
Net loss	$(5,171)	$(5,722)	$(2,288)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	(141)	(261)	3,886
Comprehensive income / (loss)	$(5,312)	$(5,983)	$1,598

Net loss per share:
Basic	$(0.09)	$(0.10)	$(0.04)
Diluted	$(0.09)	$(0.10)	$(0.04)

Weighted average shares outstanding:
Basic	56,967	56,960	52,382
Diluted	56,967	56,960	52,382

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of September 30, 2008 and June 30, 2009
(Amounts in thousands)

	June 30,	September 30,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$29,639	$35,707
Pledged deposits	29,609	4,449
Trade accounts receivable, net	69,788	82,740
Inventories	61,845	67,583
Prepayments and other receivables	9,570	4,463
Deferred tax assets	2,876	1,720
Total current assets	203,327	196,662

Property, plant and equipment, net	215,193	195,435
Lease prepayments, net	32,292	31,782
Intangible assets, net	242	161
Deferred tax assets	6	7
Total assets	$451,060	$424,047

Liabilities
Current liabilities
Short-term bank loans	$135,784	$105,598
Current maturities of long-term bank loans	16,104	8,800
Accounts and bills payable	74,043	57,487
Accrued expenses and other payables	19,200	21,581
Total current liabilities	245,131	193,466

Long-term bank loans, less current maturities	39,527	55,732
Deferred income	7,496	7,685
Other long-term payables	2,360	-
Deferred tax liabilities	246	92
Total liabilities	294,760	256,975

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,676,481 and 57,687,731 issued and outstanding as of September 30, 2008 and June 30, 2009, respectively	58	58
Donation Shares	14,102	14,102
Additional paid-in-capital	99,388	97,286
Statutory reserves	7,227	6,918
Retained earnings	14,688	27,629
Accumulated other comprehensive income	24,904	25,146
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	156,300	167,072
Total liabilities and shareholders’ equity	$451,060	$424,047

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months ended June 30, 2009, March 31, 2009 and June 30, 2008
(Amounts in thousands)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(5,171)	$(5,722)	$(2,288)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	3,983	3,894	3,344
Provision for doubtful debts	2,539	975	819
Provision for / (recovery of) obsolete inventories	426	(7)	19
Share-based compensation	554	731	876
Deferred income taxes	(713)	(19)	(124)
Deferred revenue	(58)	(59)	-
Exchange loss	(346)	51	737
Changes in operating assets and liabilities:
Trade accounts receivable	1,735	6,151	(5,070)
Inventories	(4,545)	9,016	1,433
Prepayments and other receivables	3,141	(396)	(397)
Accounts and bills payable	4,014	(7,319)	(3,411)
Accrued expenses and other payables	(399)	(1,022)	1,117
Net cash provided by / (used in) operating activities	$5,160	$6,274	$ (2,945)

Cash flow from investing activities
Purchases of property, plant and equipment	(1,766)	(12,330)	(14,358)
Payment of lease prepayment	-	(611)	(11,124)
Purchases of intangible assets	(49)	(20)	(26)
Proceeds from disposal of property, plant and equipment	-	-	7,469
Net cash used in investing activities	$(1,815)	$(12,961)	$(18,039)

Cash flow from financing activities
Proceeds from borrowings	38,457	50,473	64,204
Repayment of borrowings	(19,802)	(49,741)	(49,146)
Increase in pledged deposits	(17,656)	(5,833)	(1,274)
Net cash provided by / (used in) financing activities	$999	$(5,101)	$13,784

Effect of exchange rate changes on cash and cash equivalents	(80)	(47)	561
Net increase / (decrease) in cash and cash equivalents	4,264	(11,835)	(6,639)
Cash and cash equivalents at the beginning of the period	25,375	35,707	36,883
Cash and cash equivalents at the end of the period	$29,639	$23,872	$30,244

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